Press Release For immediate release Brandon Burke, Investor Relations Graham Galt, Media Relations 404-439-3468 404-439-3070

Invesco Reports Results for the Three Months Ended March 31, 2019
Diluted EPS increased 57.1% to $0.44; adjusted diluted EPS increased 27.3% to $0.56
Ending AUM of $955 billion, up $67 billion and 7.5%
Total net flows of $3.5 billion, an increase of $22 billion from Q4-18
Increased quarterly dividend 3.3% to $0.31

Atlanta, April 25, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2019.

“Assets under management rose $67 billion to $955 billion and total net flows were $3.5 billion - an increase of $22 billion - during the quarter as we continued to deliver strong investment performance and a high level of value to clients,” said Martin L. Flanagan, President and CEO of Invesco. “We also made significant progress toward the integration of OppenheimerFunds, which will accelerate our growth strategy, strengthen our scale and client relevance, expand our comprehensive suite of differentiated investment capabilities and provide compelling financial returns for shareholders. Reflecting continued confidence in the long-term prospects for our business, we’re pleased to increase our quarterly dividend 3.3% to $0.31per share.”

	Q1-19		Q4-18		Q1-19 vs. Q4-18	Q1-18		Q1-19 vs. Q1-18
U.S. GAAP Financial Measures
Operating revenues	$1,214.6	m	$1,255.9	m	(3.3)%	$1,355.8	m	(10.4)%
Operating income	$200.2	m	$230.4	m	(13.1)%	$321.1	m	(37.7)%
Operating margin	16.5%		18.3%			23.7%
Net income attributable to Invesco Ltd.	$177.7	m	$114.2	m	55.6%	$253.9	m	(30.0)%
Diluted EPS	$0.44		$0.28		57.1%	$0.62		(29.0)%

Adjusted Financial Measures(1)
Net revenues	$887.1	m	$919.2	m	(3.5)%	$958.0	m	(7.4)%
Adjusted operating income	$284.3	m	$300.0	m	(5.2)%	$357.3	m	(20.4)%
Adjusted operating margin	32.0%		32.6%			37.3%
Adjusted net income attributable to Invesco Ltd.	$224.8	m	$181.2	m	24.1%	$273.9	m	(17.9)%
Adjusted diluted EPS	$0.56		$0.44		27.3%	$0.67		(16.4)%

Assets Under Management
Ending AUM	$954.8	bn	$888.2	bn	7.5%	$934.2	bn	2.2%
Average AUM	$932.8	bn	$924.4	bn	0.9%	$951.3	bn	(1.9)%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 7 through 9 for a reconciliation to their most directly comparable U.S. GAAP measures.

Combination with OppenheimerFunds
Invesco announced in October 2018 that it intended to acquire MassMutual’s asset management affiliate, OppenheimerFunds, and expects to close the transaction on May 24, 2019. The strategic combination will bring Invesco’s total assets under management to $1.2 trillion, making it the 13th-largest global investment manager and the sixth-largest US retail investment manager as of the announcement date of the acquisition, further enhancing the company’s ability to meet client needs through its comprehensive range of high-conviction active, passive and alternative capabilities.
The highly complementary investment and distribution capabilities of Invesco and OppenheimerFunds will strengthen the combined organization’s ability to provide more relevant investment outcomes to an expanded number of institutional and retail clients in the US and around the globe. Both Invesco’s and OppenheimerFunds’ clients will benefit from the resulting combination, which will incorporate OppenheimerFunds’ high-performing investment capabilities, including a strong international and emerging markets equity franchise, and its powerful US third-party distribution platform with Invesco’s strong and diversified product lineup and global presence, supported by solutions-driven and technology-enabled client outreach.
“The combination with OppenheimerFunds and the strategic partnership with MassMutual will meaningfully enhance our ability to meet client needs, accelerate growth and strengthen our business over the long term,” said Mr. Flanagan. “This is a compelling, highly strategic and accretive transaction for Invesco that will help us achieve a number of objectives: enhance our leadership in the US and global markets, deliver the outcomes clients seek, broaden our relevance among top clients, deliver strong financial results and continue attracting the best talent in the industry.”
Since announcement, Invesco and OppenheimerFunds have made significant progress toward the integration of the two firms and achieving targeted expense synergies of $475 million through a planned combination of middle- and back-office rationalization, location strategy and leveraging the scale of the global operating platform. Bringing the two firms together is intended to accelerate Invesco's growth strategy and further strengthen the firm’s ability to meet client needs across the globe.
As part of the transaction, MassMutual and the OppenheimerFunds employee shareholders will receive a combination of common and preferred equity consideration, and MassMutual will become a significant shareholder in Invesco, with an approximate 15.7% stake. Under the terms of the agreement, the consideration will consist of 81.9 million shares of Invesco common equity and $4 billion in perpetual, non-cumulative preferred shares with a 21-year non-call period and a fixed rate of 5.9%. Based on Invesco's stock price as of March 29, 2019, this represents an estimated purchase price of $5.6 billion.
Assets Under Management

Total assets under management (AUM) at March 31, 2019, were $954.8 billion (December 31, 2018: $888.2 billion), an increase of $66.6 billion during the first quarter. Long-term net outflows were $5.4 billion and total net inflows were $3.5 billion for the first quarter, resulting in an improvement in long-term net outflows of $14.7 billion (73%), as compared to the fourth quarter.

Summary of net flows (in billions)	Q1-19	Q4-18	Q1-18
Active	($9.3)	($16.4)	($1.5)
Passive	3.9	(3.7)	1.8
Long-term net flows	(5.4)	(20.1)	0.3
Non-management fee earning AUM	2.1	(1.2)	(0.4)
Institutional money market	6.8	3.2	0.4
Total net flows	$3.5	($18.1)	$0.3

Annualized long-term organic growth rate (1)	(3.1%)	(10.1%)	0.2%

(1)
Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market and non-management fee earning AUM.

Net market gains led to increases of $60.9 billion in AUM during the first quarter, compared to net market losses of $79.4 billion in the fourth quarter. Reinvested distributions for the first quarter were $0.7 billion compared to $8.4 billion for the fourth quarter. Foreign exchange rate movements led to a $1.5 billion increase in AUM during the first quarter, compared to a $3.6 billion decrease in the fourth quarter. Average AUM during the first quarter were $932.8 billion, compared to $924.4 billion for the fourth quarter, an increase of 0.9%. Further analysis is included in the supplementary schedules to this release.

Operating Results

This section discusses the company's first quarter 2019 results, as compared to the fourth quarter 2018, and comments on significant items that have impacted the company's results as presented in accordance with U.S. GAAP.

Operating revenues decreased by $41.3 million (3.3%) to $1,214.6 million in the first quarter, from $1,255.9 million in the fourth quarter. Movements in foreign exchange rates increased first quarter operating revenues by $2.8 million compared to the fourth quarter.

Investment management fees decreased by $25.5 million (2.7%) to $923.7 million in the first quarter from $949.2 million in the fourth quarter. Investment management fees reflect two fewer days during the quarter and lower average long-term AUM. Movements in foreign exchange rates increased first quarter investment management fees by $2.7 million compared to the fourth quarter.

Service and distribution fees decreased by $12.2 million (5.3%) to $219.3 million in the first quarter from $231.5 million in the fourth quarter, reflecting lower day count in the quarter and lower average AUM for products that earn these fees.

Performance fees were $21.8 million in the first quarter compared to $28.3 million in the fourth quarter. Performance fees recorded in the first quarter were primarily generated by our real estate products.

Other revenues increased by $2.9 million (6.2%) to $49.8 million in the first quarter from $46.9 million in the fourth quarter.

Operating expenses decreased by $11.1 million (1.1%) to $1,014.4 million in the first quarter from $1,025.5 million in the fourth quarter. Movements in foreign exchange rates increased first quarter operating expenses by $1.9 million when compared to the fourth quarter.

Third-party distribution, service and advisory expenses decreased by $4.2 million (1.1%) to $368.0 million in the first quarter from $372.2 million in the fourth quarter.

Employee compensation expenses increased by $32.0 million (9.2%) to $381.3 million in the first quarter from $349.3 million in the fourth quarter. The first quarter reflects a $23.4 million increase related to fair value increases on deferred compensation investments. Other increases include a seasonal increase in payroll tax and employee benefit costs, partially offset by decreases in variable compensation costs. Movements in foreign exchange rates increased first quarter employee compensation expenses by $1.1 million when compared to the fourth quarter.

Marketing expenses decreased by $13.3 million (32.2%) to $28.0 million in the first quarter from $41.3 million in the fourth quarter, reflecting the seasonal decrease from fourth quarter client events and marketing campaigns.

Property, office and technology expenses decreased $0.8 million (0.7%) to $107.2 million compared to $108.0 million in the fourth quarter.

General and administrative expenses decreased by $9.1 million (9.8%) to $83.8 million in the first quarter from $92.9 million in the fourth quarter due to lower professional services expenses, VAT expense and travel expenses when compared to the fourth quarter. Movements in foreign exchange rates increased first quarter general and administrative expenses by $0.5 million when compared to the fourth quarter.

Transaction, integration and restructuring expenses decreased $15.7 million (25.4%) to $46.1 million in the first quarter from $61.8 million in the fourth quarter. In the first quarter these expenses were comprised of $43.8 million of acquisition-related costs and $2.3 million of restructuring costs (fourth quarter 2018: $56.4 million of acquisition-related costs; $5.4 million of restructuring costs). Within the acquisition-related cost, $34.9 million resulted from the upcoming OppenheimerFunds combination and included consulting, legal and compensation expenses related to management and personnel changes ($32.0 million in the fourth quarter). Other acquisition-related costs in the first quarter included amortization of intangible assets of $7.3 million (fourth quarter 2018: $8.4 million) with the remaining transaction costs comprised of legal, consulting, marketing and professional fees. Included in the fourth quarter are Intelliflo-related integration costs of $10.9 million.

Equity in earnings of unconsolidated affiliates increased $10.0 million to $15.0 million in the first quarter from $5.0 million in the fourth quarter primarily from increases in earnings from our partnership investments and joint ventures. Non-operating other income and expenses in the first quarter also included a $38.9 million net gain comprised of market-driven gains and losses of investments held by consolidated investment products (CIP) and net interest income of CIP (fourth quarter: $26.6 million net loss).

Other gains and losses was a net gain in the first quarter of $31.1 million compared to a net loss of $41.9 million in the fourth quarter:

Summary of Other gains and losses, net (in millions)	Q1-19	Q4-18	Change
Investment gains/(losses)	$17.4	($14.1)	$31.5
Market valuation gains/(losses) in deferred compensation plan investments	17.5	(27.8)	45.3
Acquisition-related contingent consideration	(5.8)	0.3	(6.1)
Other	2.0	(0.3)	2.3
	$31.1	($41.9)	$73.0

Taxation

The effective tax rate was 25.8% for the first quarter which includes 3.4% and 0.5% rate increases related to discrete tax expense resulting from annual vesting of share-based compensation awards and from non-deductible transaction, integration, and restructuring costs. respectively. The impact of the inclusion of non-controlling interests in CIP decreased our effective tax rate by 1.3% in the first quarter.

Capital Management

As of March 31, 2019, the company's cash and cash equivalents were $1,017.1 million. Long-term debt was $2,515.7 million, including the credit facility balance of $437.1 million at March 31, 2019 ($330.8 million at December 31, 2018), reflecting an increase related to annual incentive compensation payments.

During the first quarter the company repurchased $50 million of its common shares, representing 2.6 million shares at a weighted average share price of $19.20. Since announcing its $1.2 billion stock repurchase plan, the company has repurchased $350 million of its shares to date.

Dividends paid in the first quarter were $120.1 million. Today, the company is announcing a first quarter cash dividend of $0.31 per share. The dividend is payable on June 3, 2019, to shareholders of record at the close of business on May 10, 2019, with an ex-dividend date of May 9, 2019.

Headcount

As of March 31, 2019, the company had 7,663 employees, compared to 7,459 employees as of December 31, 2018. The increase reflects transitional activities related to the upcoming OppenheimerFunds transaction, primarily related to the transfer agency.

# # #

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, April 25, 2019, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Wednesday, May 8, 2019 at 5:00 p.m. ET by calling 1-866-503-3213 for U.S. and Canadian callers or 1-203-369-1862 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-19	Q4-18	% Change	Q1-18	% Change
Operating revenues:
Investment management fees	$923.7	$949.2	(2.7)%	$1,043.7	(11.5)%
Service and distribution fees	219.3	231.5	(5.3)%	246.1	(10.9)%
Performance fees	21.8	28.3	(23.0)%	9.1	139.6%
Other	49.8	46.9	6.2%	56.9	(12.5)%
Total operating revenues	1,214.6	1,255.9	(3.3)%	1,355.8	(10.4)%
Operating expenses:
Third-party distribution, service and advisory	368.0	372.2	(1.1)%	419.1	(12.2)%
Employee compensation	381.3	349.3	9.2%	385.2	(1.0)%
Marketing	28.0	41.3	(32.2)%	28.0	—%
Property, office and technology	107.2	108.0	(0.7)%	100.2	7.0%
General and administrative	83.8	92.9	(9.8)%	83.7	0.1%
Transaction, integration, and restructuring	46.1	61.8	(25.4)%	18.5	149.2%
Total operating expenses	1,014.4	1,025.5	(1.1)%	1,034.7	(2.0)%
Operating income	200.2	230.4	(13.1)%	321.1	(37.7)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	15.0	5.0	200.0%	9.7	54.6%
Interest and dividend income	4.7	10.3	(54.4)%	4.2	11.9%
Interest expense	(33.1)	(29.2)	13.4%	(23.2)	42.7%
Other gains and losses, net	31.1	(41.9)	N/A	(5.4)	N/A
Other income/(expense) of CIP, net	38.9	(26.6)	N/A	27.2	43.0%
Income before income taxes	256.8	148.0	73.5%	333.6	(23.0)%
Income tax provision	(66.2)	(53.2)	24.4%	(68.4)	(3.2)%
Net income	190.6	94.8	101.1%	265.2	(28.1)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(12.9)	19.4	N/A	(11.3)	14.2%
Net income attributable to Invesco Ltd.	$177.7	$114.2	55.6%	$253.9	(30.0)%
Earnings per share:
---basic	$0.44	$0.28	57.1%	$0.62	(29.0)%
---diluted	$0.44	$0.28	57.1%	$0.62	(29.0)%

Average shares outstanding:
---basic	401.6	410.0	(2.0)%	411.3	(2.4)%
---diluted	401.9	410.1	(2.0)%	411.8	(2.4)%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-19	Q4-18	Q1-18
Operating revenues, U.S. GAAP basis	$1,214.6	$1,255.9	$1,355.8
Invesco Great Wall (1)	31.8	25.7	14.3
Third party distribution, service and advisory expenses	(368.0)	(372.2)	(419.1)
CIP	8.7	9.8	7.0
Net revenues	$887.1	$919.2	$958.0

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-19	Q4-18	Q1-18
Operating income, U.S. GAAP basis	$200.2	$230.4	$321.1
Invesco Great Wall (1)	14.9	7.7	5.9
CIP	11.5	11.5	10.2
Transaction, integration, and restructuring	46.1	61.8	18.5
Compensation expense related to market valuation changes in deferred compensation plans	11.6	(11.4)	1.6
Adjusted operating income	$284.3	$300.0	$357.3

Operating margin (2)	16.5%	18.3%	23.7%
Adjusted operating margin (3)	32.0%	32.6%	37.3%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-19	Q4-18	Q1-18
Net income attributable to Invesco Ltd., U.S. GAAP basis	$177.7	$114.2	$253.9
CIP	1.0	0.9	(0.6)
Acquisition-related contingent consideration	5.8	(0.3)	(0.4)
Transaction, integration, and restructuring	46.1	61.8	18.5
Deferred compensation plan market valuation changes and dividend income less compensation expense	(6.1)	12.5	5.3
Foreign exchange hedge	2.1	(2.3)	(1.5)
Taxation:
Taxation on acquisition-related contingent consideration	(1.4)	0.1	0.1
Taxation on transaction, integration, and restructuring	(1.3)	(3.5)	(0.6)
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	1.4	(2.8)	(1.2)
Taxation on foreign exchange hedge	(0.5)	0.6	0.4
Adjusted net income attributable to Invesco Ltd. (4)	$224.8	$181.2	$273.9

Average shares outstanding - diluted	401.9	410.1	411.8
Diluted EPS	$0.44	$0.28	$0.62
Adjusted diluted EPS (5)	$0.56	$0.44	$0.67
_______________

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-19	Q4-18	Q1-18
Operating expenses, U.S. GAAP basis	$1,014.4	$1,025.5	$1,034.7
Invesco Great Wall (1)	16.9	18.0	8.4
Third party distribution, service and advisory expenses	(368.0)	(372.2)	(419.1)
CIP	(2.8)	(1.7)	(3.2)
Transaction, integration, and restructuring	(46.1)	(61.8)	(18.5)
Compensation expense related to market valuation changes in deferred compensation plans	(11.6)	11.4	(1.6)
Adjusted operating expenses	$602.8	$619.2	$600.7

Employee compensation, U.S. GAAP basis	$381.3	$349.3	$385.2
Invesco Great Wall (1)	12.1	11.6	5.9
Market appreciation/depreciation of deferred compensation awards	(11.6)	11.4	(1.6)
Adjusted employee compensation	$381.8	$372.3	$389.5

Marketing, U.S. GAAP basis	$28.0	$41.3	$28.0
Invesco Great Wall (1)	1.4	2.0	0.7
Adjusted marketing	$29.4	$43.3	$28.7

Property, office and technology, U.S. GAAP basis	$107.2	$108.0	$100.2
Invesco Great Wall (1)	2.1	2.3	1.1
Adjusted property, office and technology	$109.3	$110.3	$101.3

General and administrative, U.S. GAAP basis	$83.8	$92.9	$83.7
Invesco Great Wall (1)	1.3	2.1	0.7
CIP	(2.8)	(1.7)	(3.2)
Adjusted general and administrative	$82.3	$93.3	$81.2

Transaction, integration, and restructuring, U.S. GAAP basis	$46.1	$61.8	$18.5
Transaction, integration, and restructuring	(46.1)	(61.8)	(18.5)
Adjusted transaction, integration, and restructuring	$—	$—	$—

(1)
Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall Fund Management Company ("Invesco Great Wall") on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle in the third quarter of 2018 to obtain a majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter of 2018. The company's non-GAAP operating results now reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to non-controlling interests.

(2)	Operating margin is equal to operating income divided by operating revenues.
(3) Adjusted operating margin is equal to adjusted operating income divided by net revenues

(4)	The effective tax rate on adjusted net income attributable to Invesco Ltd. is 23.8% (fourth quarter: 25.0%; first quarter 2018: 20.6%).

(5)
Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted shares outstanding. There is no difference between the calculated earnings per share amounts presented above and the calculated earnings per share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management

(in billions)	Q1-19		Q4-18		% Change	Q1-18
Beginning Assets	$888.2		$980.9		(9.5)%	$937.6
Long-term inflows	53.8		55.2		(2.5)%	56.6
Long-term outflows	(59.2)		(75.3)		(21.4)%	(56.3)
Long-term net flows	(5.4)		(20.1)		(73.1)%	0.3
Net flows in non-management fee earning AUM(a)	2.1		(1.2)		N/A	(0.4)
Net flows in institutional money market funds	6.8		3.2		112.5%	0.4
Total net flows	3.5		(18.1)		N/A	0.3
Reinvested distributions	0.7		8.4		(91.7)%	0.6
Market gains and losses	60.9		(79.4)		N/A	(12.2)
Foreign currency translation	1.5		(3.6)		N/A	7.9
Ending Assets	$954.8		$888.2		7.5%	$934.2

Average long-term AUM	$735.9		$749.3		(1.8)%	$783.1
Average AUM	$932.8		$924.4		0.9%	$951.3

Gross revenue yield on AUM(b)	53.9	bps	55.6	bps		57.6	bps
Gross revenue yield on AUM before performance fees(b)	52.9	bps	54.4	bps		57.2	bps
Net revenue yield on AUM(c)	38.0	bps	39.8	bps		40.3	bps
Net revenue yield on AUM before performance fees(c)	37.1	bps	38.6	bps		39.9	bps

(in billions)	Total AUM	Active(f)	Passive(f)
December 31, 2018	$888.2	$667.2	$221.0
Long-term inflows	53.8	33.7	20.1
Long-term outflows	(59.2)	(43.0)	(16.2)
Long-term net flows	(5.4)	(9.3)	3.9
Net flows in non-management fee earning AUM(a)	2.1	—	2.1
Net flows in institutional money market funds	6.8	6.8	—
Total net flows	3.5	(2.5)	6.0
Reinvested distributions	0.7	0.7	—
Market gains and losses	60.9	37.3	23.6
Foreign currency translation	1.5	1.6	(0.1)
March 31, 2019	$954.8	$704.3	$250.5

Average AUM	$932.8	$694.8	$238.0
Gross revenue yield on AUM(b)	53.9bps	68.4bps	13.5bps
Net revenue yield on AUM(c)	38.0bps	46.5bps	13.5bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2018	$888.2	$566.7	$321.5
Long-term inflows	53.8	40.3	13.5
Long-term outflows	(59.2)	(44.8)	(14.4)
Long-term net flows	(5.4)	(4.5)	(0.9)
Net flows in non-management fee earning AUM(a)	2.1	(0.7)	2.8
Net flows in institutional money market funds	6.8	3.3	3.5
Total net flows	3.5	(1.9)	5.4
Reinvested distributions	0.7	0.6	0.1
Market gains and losses	60.9	53.0	7.9
Foreign currency translation	1.5	1.1	0.4
March 31, 2019	$954.8	$619.5	$335.3

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (e)	Alternatives(d)
December 31, 2018	$888.2	$385.2	$225.1	$50.4	$91.0	$136.5
Long-term inflows	53.8	25.5	16.5	2.1	1.1	8.6
Long-term outflows	(59.2)	(28.9)	(13.6)	(5.3)	(0.4)	(11.0)
Long-term net flows	(5.4)	(3.4)	2.9	(3.2)	0.7	(2.4)
Net flows in non-management fee earning AUM(a)	2.1	(1.0)	3.1	—	—	—
Net flows in institutional money market funds	6.8	—	—	—	6.8	—
Total net flows	3.5	(4.4)	6.0	(3.2)	7.5	(2.4)
Reinvested distributions	0.7	0.3	0.2	0.1	—	0.1
Market gains and losses	60.9	48.5	5.7	2.9	(0.7)	4.5
Foreign currency translation	1.5	1.0	0.2	—	0.3	—
March 31, 2019	$954.8	$430.6	$237.2	$50.2	$98.1	$138.7

Average AUM	$932.8	$416.7	$230.9	$51.1	$95.6	$138.5

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2018	$888.2	$566.3	$21.7	$85.1	$112.5	$102.6
Long-term inflows	53.8	28.4	1.2	3.2	12.4	8.6
Long-term outflows	(59.2)	(29.2)	(1.4)	(7.1)	(12.8)	(8.7)
Long-term net flows	(5.4)	(0.8)	(0.2)	(3.9)	(0.4)	(0.1)
Net flows in non-management fee earning AUM(a)	2.1	1.4	0.1	(0.1)	0.6	0.1
Net flows in institutional money market funds	6.8	3.4	—	—	(0.1)	3.5
Total net flows	3.5	4.0	(0.1)	(4.0)	0.1	3.5
Reinvested distributions	0.7	0.6	—	0.1	—	—
Market gains and losses	60.9	41.0	2.6	3.5	7.5	6.3
Foreign currency translation	1.5	—	0.3	1.8	(1.2)	0.6
March 31, 2019	$954.8	$611.9	$24.5	$86.5	$118.9	$113.0

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(f)

(in billions)	Q1-19		Q4-18		% Change	Q1-18
Beginning Assets	$221.0		$253.9		(13.0)%	$199.0
Long-term inflows	20.1		19.6		2.6%	16.5
Long-term outflows	(16.2)		(23.3)		(30.5)%	(14.7)
Long-term net flows	3.9		(3.7)		N/A	1.8
Net flows in non-management fee earning AUM(a)	2.1		(1.2)		N/A	(0.4)
Net flows in institutional money market funds	—		—		N/A	—
Total net flows	6.0		(4.9)		N/A	1.4
Market gains and losses	23.6		(28.8)		N/A	(0.4)
Transfers	—		1.0		(100.0)%	—
Foreign currency translation	(0.1)		(0.2)		(50.0)%	0.3
Ending Assets	$250.5		$221.0		13.3%	$200.3

Average long-term AUM	$136.8		$142.9		(4.3)%	$113.2
Average AUM	$238.0		$235.3		1.1%	$204.2

Gross revenue yield on AUM(b)	13.5	bps	15.2	bps		14.5	bps
Gross revenue yield on AUM before performance fees(b)	13.5	bps	15.2	bps		14.5	bps
Net revenue yield on AUM(c)	13.5	bps	15.2	bps		14.5	bps
Net revenue yield on AUM before performance fees(c)	13.5	bps	15.2	bps		14.5	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2018	$221.0	$204.6	$16.4
Long-term inflows	20.1	20.1	—
Long-term outflows	(16.2)	(16.2)	—
Long-term net flows	3.9	3.9	—
Net flows in non-management fee earning AUM(a)	2.1	(0.6)	2.7
Net flows in institutional money market funds	—	—	—
Total net flows	6.0	3.3	2.7
Market gains and losses	23.6	23.5	0.1
Foreign currency translation	(0.1)	(0.1)	—
March 31, 2019	$250.5	$231.3	$19.2

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(d)
December 31, 2018	$221.0	$150.5	$58.3	$—	$—	$12.2
Long-term inflows	20.1	14.0	4.5	—	—	1.6
Long-term outflows	(16.2)	(11.3)	(2.9)	—	—	(2.0)
Long-term net flows	3.9	2.7	1.6	—	—	(0.4)
Net flows in non-management fee earning AUM(a)	2.1	(1.1)	3.2	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	6.0	1.6	4.8	—	—	(0.4)
Market gains and losses	23.6	21.9	1.2	—	—	0.5
Foreign currency translation	(0.1)	(0.1)	—	—	—	—
March 31, 2019	$250.5	$173.9	$64.3	$—	$—	$12.3

Average AUM	$238.0	$164.6	$60.8	$—	$—	$12.6

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(f) (continued)

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2018	$221.0	$190.3	$0.6	$—	$28.8	$1.3
Long-term inflows	20.1	13.4	0.1	—	6.4	0.2
Long-term outflows	(16.2)	(11.8)	(0.1)	—	(4.1)	(0.2)
Long-term net flows	3.9	1.6	—	—	2.3	—
Net flows in non-management fee earning AUM(a)	2.1	1.7	—	—	0.4	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	6.0	3.3	—	—	2.7	—
Market gains and losses	23.6	21.2	0.1	—	2.2	0.1
Foreign currency translation	(0.1)	—	—	—	(0.1)	—
March 31, 2019	$250.5	$214.8	$0.7	$—	$33.6	$1.4

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)     Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding Invesco Great Wall AUM. Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle to obtain majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter 2018. For quarterly AUM, the average AUM for Invesco Great Wall included in the yield calculation in the three months ended March 31, 2019 was $31.5 billion (December 31, 2018: $24.0 billion, three months ended March 31, 2018: $9.8 billion).

It is appropriate to exclude the average AUM of Invesco Great Wall for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of Invesco Great Wall is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.

(c)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 7 through 9 of this release for a reconciliation of operating revenues to net revenues.
(d)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(e)    Long-term AUM excludes institutional money market and non-management fee earning AUM. Ending AUM as of March 31, 2019 includes $95.9 billion in institutional money market AUM and $107.6 billion in non-management fee earning AUM (December 31, 2018: $83.7 billion and $87.5 billion, respectively; March 31, 2018: $74.5 billion and $88.1 billion, respectively).
(f)    Passive AUM include index-based ETFs, unit investment trusts (UITs), non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	—%	9%	15%	23%	19%	9%
	U.S. Growth	4%	87%	30%	13%	10%	10%
	U.S. Value	42%	52%	40%	43%	53%	3%
	Sector	79%	89%	53%	70%	66%	29%
	U.K.	6%	7%	16%	11%	8%	8%
	Canadian	5%	5%	—%	5%	36%	—%
	Asian	71%	84%	82%	58%	94%	87%
	Continental European	4%	6%	76%	—%	21%	74%
	Global	27%	10%	44%	37%	50%	46%
	Global Ex U.S. and Emerging Markets	80%	8%	17%	87%	8%	2%
Fixed Income
	Money Market	98%	98%	99%	80%	83%	83%
	U.S. Fixed Income	55%	89%	91%	41%	81%	87%
	Global Fixed Income	30%	54%	47%	35%	55%	47%
	Stable Value	100%	100%	100%	100%	100%	100%
Other
	Alternatives	24%	66%	66%	23%	40%	78%
	Balanced	41%	53%	45%	53%	87%	58%

Note:
Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. AUM measured in the one, three, and five year quartile rankings represents 51%, 51%, and 50% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, and five year basis represents 64%, 62%, and 59% of total Invesco AUM as of 3/31/19. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience

Invesco Ltd.
Supplemental Information(1)

	Three months ended March 31, 2019			Three months ended March 31, 2018
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,805.4	$657.7	$1,147.7	$2,517.7	$511.3	$2,006.4
Cash flows from operating activities	(120.4)	(61.3)	(59.1)	(52.2)	(53.3)	1.1
Cash flows from investing activities	(333.4)	(349.5)	16.1	(297.8)	(276.6)	(21.2)
Cash flows from financing activities	(87.0)	9.4	(96.4)	(44.6)	117.7	(162.3)
Increase/(decrease) in cash and cash equivalents	(540.8)	(401.4)	(139.4)	(394.6)	(212.2)	(182.4)
Foreign exchange movement on cash and cash equivalents	3.6	(5.2)	8.8	38.5	1.0	37.5
Net cash inflows (outflows) upon consolidation/deconsolidation of CIP	0.1	0.1	—	(39.3)	(39.3)	—
Invesco and CIP cash and cash equivalents, end of the period	$1,268.3	$251.2	$1,017.1	$2,122.3	$260.8	$1,861.5

	As of March 31, 2019				As of December 31, 2018
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$1,017.1	$—	$—	$1,017.1	$1,147.7	—	—	$1,147.7
Unsettled fund receivables	474.6	—	—	474.6	191.3	—	—	191.3
Investments	640.9	(603.3)	—	1,244.2	613.5	(610.9)	—	1,224.4
Investments and other assets of CIP	6,869.9	6,869.9	—	—	6,324.3	6,324.3	—	—
Cash and cash equivalents of CIP	251.2	251.2	—	—	657.7	657.7	—	—
Assets held for policyholders	12,102.7	—	12,102.7	—	11,384.8	—	11,384.8	—
Goodwill and intangible assets, net	9,379.1	—	—	9,379.1	9,333.2	—	—	9,333.2
Other assets (2)	1,471.1	(4.3)	—	1,475.4	1,325.9	(5.0)	—	1,330.9
Total assets	32,206.6	6,513.5	12,102.7	13,590.4	30,978.4	6,366.1	11,384.8	13,227.5
LIABILITIES
Debt of CIP	5,211.7	5,211.7	—	—	5,226.0	5,226.0	—	—
Other liabilities of CIP	511.6	511.6	—	—	387.6	387.6	—	—
Policyholder payables	12,102.7	—	12,102.7	—	11,384.8	—	11,384.8	—
Unsettled fund payables	446.0	—	—	446.0	178.7	—	—	178.7
Long-term debt	2,515.7	—	—	2,515.7	2,408.8	—	—	2,408.8
Other liabilities (3)	1,958.4	—	—	1,958.4	2,060.1	—	—	2,060.1
Total liabilities	22,746.1	5,723.3	12,102.7	4,920.1	21,646.0	5,613.6	11,384.8	4,647.6
EQUITY
Total equity attributable to Invesco Ltd.	8,669.3	(0.1)	—	8,669.4	8,578.8	(0.1)	—	8,578.9
Noncontrolling interests (4)	791.2	790.3	—	0.9	753.6	752.6	—	1.0
Total equity	9,460.5	790.2	—	8,670.3	9,332.4	752.5	—	8,579.9
Total liabilities and equity	$32,206.6	$6,513.5	$12,102.7	$13,590.4	$30,978.4	$6,366.1	$11,384.8	$13,227.5

(1) These tables include non-GAAP presentations.  Cash held by CIP is not available for use by Invesco.  Additionally, there is no recourse to Invesco for CIP debt.  The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity.  The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.
(2) Amounts include accounts receivable, prepaid assets, property, equipment and software and other assets.
(3) Amounts include accrued compensation and benefits, accounts payable and accrued expenses and deferred tax liabilities.
(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.